STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement"), executed this 8th day of May 2003 to be effective as of the 1ST DAY OF MAY, 2003 (the "Effective Date") by and among Danny Myers, Rph. and Robert Lang, Rph. (referred to hereinafter collectively as the "Sellers" or the "Shareholders") acting as the sole shareholders of RX SOLUTIONS, INC., a Mississippi corporation ("RSI") and AMERICAN HOSPITAL RESOURCES, INC., a Utah corporation (the "Buyer" or "AMHR").

                                R E C I T A L S:

WHEREAS, Rx Solutions, Inc., a corporation organized and existing under the laws of the State of Mississippi with its principal office located in Hattiesburg, Mississippi (the "Corporation") operates a pharmacy outsourcing business in the States of Mississippi and Alabama, all as more particularly described on EXHIBIT
                                                                         -------
"A"  hereto, which Exhibit sets forth the type of services and products provided
---
by  the  Corporation  (the  "Business");  and

WHEREAS, Shareholders own all issued and non-issued common stock and preferred stock of any class, whether authorized or not by the Corporation (the "Stock"); and

WHEREAS, the Shareholders desire to sell and transfer the stock of the Corporation to Buyer, and Buyer desires to purchase the same from Seller effective on or before May 1, 2003 (the "Closing"), subject to the terms and conditions set forth in this Agreement; and

WHEREAS, although both Buyer and Shareholders have agreed that time is of the essence to complete and execute this Agreement and that the transaction it represents commence by the Effective Date. However, each party herein agrees that for the ninety (90) days following the Effective Date they will continue to assemble and complete and/or update and/or modify the Exhibits to this Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                   SECTION ONE:  DISTRIBUTION OF PROPERTY SOLD

Sellers agree to sell to Buyer and Buyer agrees to purchase from Sellers at the price and under the terms and conditions set forth in this Agreement 1,000 shares of the common capital stock of Rx Solutions, Inc., a Mississippi corporation. The 1,000 shares of common capital stock comprise all of the issued and outstanding shares of stock of the Corporation as evidenced by certificates and numbers of shares per certificate as is listed in EXHIBIT "H",
                                                                    -----------
which is attached and incorporated by reference. In this connection Sellers warrant that the certificates so listed constitute all of the issued and outstanding shares of the common capital stock and there are no other classes of stock.

                           SECTION TWO: PURCHASE PRICE

The purchase price to be paid by Buyer to Sellers for all of the shares described in Section One shall be the total of the Net Proceeds, unless reduced in accordance with Section 6(B) herein.

                        SECTION THREE:  TERMS OF PAYMENT

Buyer  shall  pay  to  the  Sellers  the Net Proceeds at the Closing as follows:

A. SHORT-TERM NOTE: The Buyer shall issue a 90-day note or notes (the "Short-term Note") to the Shareholders for THREE HUNDRED THOUSAND DOLLARS ($300,000) in the aggregate. Such Short-term Note shall be interest-free and shall all due and payable ninety (90) days from the date of the Closing. A copy of the Short-term Note is attached hereto as EXHIBIT "O" the terms and
                                                     ------------
conditions  of  which  are  incorporated  herein.

B. SUBORDINATED NOTE: A note or notes ("Subordinated Note") from the Buyer to the Shareholders for SIX HUNDRED THOUSAND DOLLARS ($600,000) in the aggregate. All such Notes shall be for a term of five (5) years, shall bear an annual interest rate of seven percent (7%), and shall be payable on an interest only basis for the first twenty-four (24) months and then in thirty-six (36) equal monthly installments of principal and interest payments per month thereafter, all as shown on the form Subordinated Note attached as EXHIBIT "B".
                                                                    -----------

C. SERIES "B" PREFERRED STOCK: Buyer shall issue to the Sellers SEVEN HUNDRED TWENTY THOUSAND (720,000) SHARES of newly issued restricted AMHR SERIES "B" 6% CONVERTIBLE PREFERRED STOCK ("SERIES "B" PREFERRED"). Such Series "B" Preferred shall be consistent with all Series "B" Preferred authorized previously by the AMHR board of directors and shall be issued under SEC Rule
144. Each share of Series "B" Preferred shall be convertible at any time to five (5) shares of AMHR common stock and where permitted shall have "piggy-back" registration rights. The Series "B" Preferred shall also contain conditions that limit and/or restrict transfer of such AMHR Preferred Stock consistent with private placement regulations under SEC Regulation D. At any time during the eighteen (18) months after the date of the Closing, Christopher A. Wheeler (or nominee) shall have the sole and absolute right (but not the obligation) to REPURCHASE from the Sellers up to THREE HUNDRED THOUSAND (300,000) SHARES of
    ------
said Series "B" Preferred from the Shareholders at a repurchase price of TWO DOLLARS FIFTY CENTS ($2.50) PER SHARE.

                      SECTION FOUR: RIGHTS CONCERNING NOTE

Buyer shall have the right during the term of this Agreement to make prepayments on any unpaid balance(s) on either the Short-term and/or Subordinated Note without penalty; provided, however, that the payments shall not act as a release from any obligation to make scheduled payments as provided herein, but shall be applied to and/or reduce the principal balance due. Only the unpaid principal shall bear interest and all payments shall first be applied on accrued interest and the balance on principal.

                            SECTION FIVE:  POSSESSION

Possession of the business of the Corporation and the premises leased by the Corporation, except as limited by the Short-term Note in this Agreement, shall be effective on May 1, 2003, or as soon afterward as it is physically possible for Buyer to assume the complete operation of the business of the Corporation. It is understood that Sellers will cooperate with Buyer and stay on the premises and help with the operation of the business for a reasonable time after May 1, 2003, to assure a smooth transition in the management of the business.

        SECTION SIX: ACCOUNTS PAYABLE, ACCOUNTS RECEIVABLE AND INVENTORY

A. Buyer will assume and agree to pay those obligations consisting of current trade accounts payable and accrued expenses that constitute the current liabilities incurred in the ordinary course of business (the "Accounts Payable Amount"). These obligations shall include, but not be limited to, normal claims, normal vendor debt and any accrued payroll obligations of the Corporation, as well as any Medicaid and/or GPO back charges to the Corporation that may arise at any time prior to July 31, 2003. In addition, at Closing and for ninety (90) days thereafter Sellers and Buyer agree to work together to maintain enough cash on hand (the "Cash-on-Hand") to be used by Buyer to pay current obligations of the Corporation including those amounts due under the Accounts Payable Amount.

B. At the Closing, the Sellers agree that the value of the accounts receivable of the Corporation are approximately $357,524 (the "Accounts
Receivables Stated Amount") and that the value of the inventory shall be approximately $205,625 (the "Inventory Stated Amount"), the amounts shown on the March 31, 2002 financial statements. If at Closing the value of the accounts receivable are less than 90% of the Accounts Receivables Stated Amount ($357,524), then there will be a corresponding dollar-for-dollar reduction in the Purchase Price. If at Closing the value of the inventory is less than 90% of the Inventory Stated Amount ($205,625), then there will be a corresponding dollar-for-dollar reduction in the Purchase Price.

C. At Closing the Buyer shall also assume and agree to pay or perform, as the case may be, those obligations arising after Closing under those leases and contracts listed on EXHIBIT "L" attached hereto (the "Assumed Leases, Contracts
                     -----------
and  Liabilities"),  which  the  Buyers  expressly  elects  to  assume.


            SECTION SEVEN:  WARRANTIES AND REPRESENTATIONS OF SELLERS

Sellers  warrant,  represent,  and  agree  to  and  with  Buyer  as  follows:

A. On the Closing Date, Sellers will have full, complete, and absolute title to the shares of common stock described in Section One.

B. Title of Sellers to the shares is free of any lien charge or encumbrances, and Buyer, on the Closing Date, will receive good and absolute title to the shares, free of any liens, charges, or encumbrances on them.

C. Corporation is duly organized and existing under and by virtue of the laws of the State of Mississippi, and are in good standing under the laws of that state. The Corporation are authorized and qualified to do business in the State of Mississippi. The shares of the Corporation that are the subject matter of this sale have been duly issued and are valid, fully paid, and non-assessable, and constitute the only and sole class of stock issued by the Corporation.

D. There are no undisclosed or contingent liabilities or title defects of the Corporation. If any such undisclosed or contingent liabilities, or title defects, subsequently arise applicable in whole or in part to a period prior to the Closing Date, Buyer shall give Sellers written notice of them. If such undisclosed or contingent liabilities or title defects, together with the obligations in Section B above, create liabilities in excess of the Accounts Payable Stated Amount and the Closing Cash-On-Hand, then Sellers shall, within ninety (90) days following receipt of the notice, discharge the liabilities or undertake to defend and hold Buyer free and harmless from them and shall so notify Buyer. On the failure of Sellers after such notice to discharge or undertake to defend against any liability or liabilities within the time specified, Buyer may settle the liability or liabilities and the liability or liabilities of Sellers under this paragraph shall be conclusively established by that settlement.

E.     EXHIBIT  "C",  which  is  attached  and  incorporated  by reference, is a
       ------------
schedule that lists and describes the insurance policies presently in effect with respect to the property of the Corporation and business of the Corporation.

The policy or policies procured in lieu of those policies shall provide at least equal coverage and be issued by a carrier having financial responsibility at least equal to that of the prior carrier. This policy or policies shall be in effect on the Closing Date and delivered to Buyer with the delivery of the common stock sold under this Agreement.

F.  There  is no litigation pending against the Corporation at the present time.

G. All tax returns required to be made by the Corporation have been properly prepared, issued, and duly filed pursuant to applicable laws and regulations.

H. The Corporation have not violated any federal, state, or municipal law, statute, rule, or regulation or any executive order required to be observed or performed by the corporation.

G. The Corporation presently owns the Equipment and Furnishings items listed on EXHIBIT "D", all of which shall remain in the ownership and possession of the
   -----------
Corporation.

H. The Corporation presently owns the inventory of goods and supplies, including pharmaceuticals, used, useful or maintained in connection with the business of the Corporation and as listed in EXHIBIT "E", all of which shall at
                                              -----------
least  be  equal  in  value  to  the  Inventory  Stated  Amount.

I. The Sellers shall provide all accounts and notes receivable of the business or the Corporation as listed and described in EXHIBIT "F" (the
                                                                -----------
"Receivables").

J. The Sellers shall provide all patient, medical, personnel and other records related to the business of the Corporation (including both hard and microfiche copies), and all manuals, books and records used in operating the Business, including, without limitation, personnel policies and files and manuals, accounting records, and computer software.

K. The Sellers shall work in good faith to assist the Buyers in retaining all licenses, permits, registrations, certificates, consents, accreditation, approvals and franchises necessary to operate and conduct the business of the Corporation, together with assignments thereof, if required, and all waivers which Sellers currently have, if any, of any requirements pertaining to such licenses, permits, registrations, certificates, consents, accreditation, approvals and franchises.

L. The Sellers shall work in good faith to retain all goodwill of the Corporation, and, to the assist in retaining all warranties (express or implied) and rights and claims related to the assets or the operation of the business of the Corporation.

M. All prepaid expenses of the business of the Corporation shall remain property of the Corporation.

N. All contract and leasehold rights and interests pursuant to contracts for purchase or lease of personal property, contracts for purchase, sale or lease of pharmaceuticals, supplies, equipment, goods or services (including those provided to long- term care facilities) currently furnished or to be furnished in connection with the business of the Corporation and that are Assumed Leases, Contracts and Liabilities (as such term is defined in Section Ten) shall remain property or obligations of the Corporation.

O. All intangible or intellectual property owned, leased, licensed or possessed by either Seller or Shareholder and utilized in connection with the Business, including without limitation, the name "Rx Solutions" or any other names under which the Business operates or which the Business uses and/or derivatives thereof shall remain property of the Corporation.

P. The parties acknowledge and agree that Sellers are not conveying to Buyer any of the Excluded Assets as described on EXHIBIT "G" attached hereto, and
                                                -----------
that, following Closing, Buyer will not have any right, title, interest or obligation with respect to the Excluded Assets.

Q.     Attached  hereto  as  EXHIBIT "I" are true and correct copies of Seller's
                             -----------
audited balance sheets as of December 31, 2002, and its audited income statements for the same date (the "Fiscal Year Financial Statements"), and the interim unaudited balance sheets and income statement of Seller for the period ended March 31, 2003 (collectively, the "Interim Financial Statements" which with the Fiscal Year Financial Statements shall be the "Financial Statements"). The Financial Statements are based on the books and records of Seller and present fairly, in compliance with income tax basis accounting principles, the financial position of Seller as of, and the results of its operations for, the periods specified.
The books and records of Seller are in such order and completeness so that an unqualified audit may be performed for any period prior to Closing not already audited. Seller and Shareholder shall fully and readily cooperate with Buyer in Buyer's attempt to perform an audit of Seller for any period prior to Closing not already audited.

Since  December  31,  2002  there  has  been  no:

     1. material change, financial or otherwise, which has, or could reasonably be expected to have, an adverse effect on any of the Assets, the Business of the Corporation or future prospects of the Business of the Corporation, or in the results of the operations of the Corporation;

     2. loss, damage or destruction of or to any of the Assets, whether or not covered by insurance;

     3. sale, lease, transfer or other disposition by Seller and/or the Corporation of, or mortgages or pledges of or the imposition of any lien, charge or encumbrance on, any portion of the Assets, other than those made in the ordinary course of business;

     4. increase in the compensation payable by Seller and/or the Corporation to Shareholder, any of Seller's employees, directors, independent contractors or agents, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements made to, for or with the employees, directors, Shareholder, independent contractors or agents of Seller;
     5. cumulative net operating loss has been incurred in the operation of the Business;

6. adjustment or write-off of Receivables or reduction in reserves for Receivables outside of the ordinary course of business;

     7. change in the accounting methods or practices employed by Seller and/or the Corporation or change in depreciation or amortization policies;

     8. issuance or sale by Seller, the Corporation, and/or Shareholder, or contract or other commitment entered into by Seller, the Corporation, and/or Shareholder, for the issuance or sale of any limited or Shareholdership units or securities convertible into or exchangeable for ownership of the Corporation;

     9. payment by the Corporation of any dividend, distribution or extraordinary or unusual disbursement or expenditure or inter-company payable;

     10. sale, transfer, pledge, mortgage or other disposition of any of the Assets (except inventory and equipment held for rent in the ordinary course of business);

     11. merger, consolidation or similar transaction; or solicitations therefor;

     12. federal, state or local statutes, rule, regulation, order or case adopted, promulgated or decided which, to the best knowledge of Seller and Shareholder, adversely affects the Business or Assets;

     13. strike, work stoppage or other labor dispute adversely affecting the Business; or

     14. termination, waiver or cancellation of any rights or claims of Seller, under contract or otherwise.

         SECTION EIGHT:  MEDICARE, MEDICAID AND OTHER THIRD-PARTY PAYORS

The Corporation participates in the Medicare and Medicaid Programs (the "Programs"). A list of and copies of its existing Medicare and Medicaid contracts or, if such contracts do not exist, other documentation evidencing such participation (collectively, the "Program Agreements") are included in EXHIBIT "J" attached hereto. The Corporation is and will be at the time of
-----------
Closing, in full compliance with all of the terms, conditions and provisions of the Program Agreements.

No notice of any offsets against future reimbursements under or pursuant to the Programs has been received by either Corporation or Shareholder, nor is there any basis therefor. There are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to recoup past or present reimbursements with respect to the Programs. The Corporation have not been subject to or threatened with loss of waiver of liability for utilization review denials with respect to the Programs during the past twelve (12) months, nor the Corporation or Sellers received notice of any pending, threatened or possible de-certification or other loss of participation in, any of the Programs.

Corporation currently have contractual arrangements with other third party payors. A list of and copies of its existing other third party payor contract(s) are included in EXHIBIT "K" attached hereto. Corporation are, and
                              -----------
will be at the time of Closing, in full compliance with all of the material terms, conditions and provisions of such contracts.

All liabilities and contractual adjustments of the Corporation under any third party payor or reimbursement programs have been properly reflected and adequately reserved for in the Financial Statements. In the event that, following Closing, Buyer suffers any offsets against any reimbursement under any third-party payor or reimbursement programs due to Buyer relating to the Business for periods on or prior to the Closing that, together with other liabilities, is in excess of the Closing Cash-On-Hand and the Accounts Payable Stated Amount, then Seller and/or Shareholder shall immediately pay to Buyer the amounts so offset, with interest at a rate equal to eight percent (8%) per annum. For all liabilities and contractual adjustments made against Buyer, Buyer shall have the sole and absolute right of offset against any and all amounts owed or owing to Shareholders, including, but not limited to the Note.

             SECTION NINE:  COMPLIANCE WITH ZONING AND LAND USE LAWS

None of the Real Estate is in violation of any zoning, public health, building code or other similar laws applicable thereto or to the ownership, occupancy and/or operation thereof, nor does there exist any waivers or exemptions relating to the Real Estate with respect to any non- conforming use or other zoning or building codes matters. Seller has all real property leases, easements and rights necessary to continue operation of the business of the Corporation, copies of which are set forth in Exhibit M attached hereto.

                        SECTION TEN: LEASES AND CONTRACTS

EXHIBIT  "L"  attached  hereto  sets  forth  a complete and accurate list of all
------------
contracts, including the Program Contracts, agreements, purchase orders, leases, subleases, options and commitments, oral or written, and all assignments, amendments, schedules, exhibits and appendices thereof, affecting or relating to the Business or any Asset or any interest therein, to which either Seller and/or Shareholder is a party or by which Seller, the Assets or the Business is bound or affected, including, without limitation, service contracts, management agreements, equipment leases and building leases pertaining to any part of the Real Estate (collectively, the "Leases and Contracts"). Attached to EXHIBIT "L"
                                                                     -----------
are accurate and complete copies of all written Leases and Contracts and written summaries of key terms of all oral Leases and Contracts. Except for the Assumed Leases, Contracts and Liabilities, all Leases and Contracts and all other obligations and liabilities relating to the business of the Corporation shall be retained by Sellers. None of the Leases and Contracts have been modified, amended, assigned or transferred and each is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

No event or condition has happened or presently exists which constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by any party under any of the Leases and Contracts. There are no counterclaims or offsets under any of the Leases and Contracts. There does not exist any security interest, lien, encumbrance or claim of others created or suffered to exist on any interest created under any of the Leases and Contracts (except for those that result from or relate to leased Assets).

No purchase commitment by Seller is in excess of Seller's ordinary business requirements. Assignment to Buyer of those Leases and Contracts constituting part of the Assumed Leases and Contracts will not default, alter or terminate any such Leases and Contracts, and such assignment will confer and convey all of Seller's rights thereunder to Buyer.

                      SECTION ELEVEN: ENVIRONMENTAL MATTERS

Hazardous  Substances.  As used in this Section, the term "Hazardous Substances"
---------------------
means any hazardous or toxic substances, materials or wastes, including but not limited to those substances, materials, and wastes defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or which are regulated under any other Environmental Law (as such term is defined below), or any of the following:
hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated biphenyl, formaldehyde, radioactive substances (other than naturally occurring materials in place), flammables and explosives.

Compliance with Laws and Regulations.  All operations or activities upon, or any
------------------------------------
use of occupancy of the Real Estate, or any portion thereof, by the Corporation, any Affiliates of Corporation (wherein the term "Affiliates" shall mean any person or entity controlling, controlled by or under common control at any time with Corporation, and the term "control" shall mean the power, directly or indirectly to direct the management or policies of such person or entity), and any agent, contractor or employee of any agent or contractor of the Corporation or its Affiliates ("Agents"), or any tenant or subtenant of Corporation of any part of the Real Estate is and has been in compliance with any and all laws, regulations, orders, codes, judicial decisions, decrees, licenses, permits and other applicable requirements of governmental authorities with respect to Hazardous Substances, pollution or protection of human health and safety

(collectively, "Environmental Law"), including but not limited to the release, emission, discharge, storage and removal of Hazardous Substances. Sellers, Affiliates and Agents have kept the Real Estate free of any lien imposed pursuant to Environmental Law. To the "best knowledge" of Sellers, all prior owners, operators and occupants of the Real Estate complied with Environmental Law; provided, however, the term "best knowledge" as used in this Agreement shall not mean that the Sellers has undertaken, or is obligated to undertake, any independent investigation, survey or inquiry to determine the existence or non-existence of any fact or, in particular, compliance with Environmental Law. Except for uses and storage or presence of Hazardous Substances reasonably necessary or incidental to the customary operation of a business similar to the Business, as appropriate, which if required, was duly licensed or authorized by appropriate governmental authorities or otherwise permitted by and complies with Environmental Law:

Neither Corporation nor Affiliates or, to the "best knowledge" of Sellers, the Agents have allowed the use, generation, treatment, handling, manufacture, voluntary transmission or storage of any Hazardous Substances over, in or upon the Real Estate, nor, to the best knowledge of Seller and Shareholder, has the Real Estate ever been used for any of the foregoing.

Neither Corporation, Affiliates nor, to the "best knowledge" of Sellers, the Agents have installed or permitted to be installed, in or on the Real Estate friable asbestos or any substance containing asbestos in condition or amount deemed hazardous by Environmental Law respecting such material. Corporation have not at any time engaged in or permitted, nor, to the "best knowledge" of Sellers, has any tenant of Corporation, Agent, Affiliate or any other occupant of the Real Estate, or any portion thereof, engaged in or permitted any dumping, discharge, disposal, spillage, or leakage (whether legal or illegal, accidental or intentional) of such Hazardous Substances, at, on, in or about the Real Estate, or any portion thereof that would subject the Real Estate or Buyer to clean-up obligations imposed by governmental authorities.

None of the Real Estate, nor any part thereof, nor Corporation nor any present owner or operator of the Real Estate (i) has either received or been issued a notice, demand, request for information, citation, summons or complaint regarding an alleged failure to comply with Environmental Law, or (ii) is subject to any existing, pending, or threatened investigation or inquiry by any governmental authority for failure to comply with, or any remedial obligations under, Environmental Law, and there are no circumstances known to Seller or Shareholder which could serve as a basis therefor. The Corporation have not assumed any liability of a third party for clean up under, or noncompliance with, Environmental Law.

Neither Corporation, its Affiliates nor, to the "best knowledge" of Sellers, its Agents have transported or arranged for the transportation of any Hazardous Substances to any location which is listed or, to the "best knowledge" of Sellers, proposed for listing under Environmental Law, or is the subject of any enforcement action, investigation or other inquiry under Environmental Law.

Sellers shall promptly notify Buyer in writing of any order of which either is aware, receipt of any notice of violation or noncompliance with any Environmental Law, any threatened or pending action of which either is aware by any regulatory agency or governmental authority, or any claims made by any third party of which it is aware relating to Hazardous Substances on, emanations on or from, releases on or from, any of the Real Estate which relate to the period prior to Closing; and shall promptly furnish Buyer with copies of any written correspondence, notices or legal pleadings and written summaries of any oral communications or notices in connection therewith. If, and only if, required by law or the failure to do so would impose liabilities on Buyer or the Assets, Buyer shall have the right, but shall not be obligated, to notify any governmental authority of any state of facts which may come to its attention with respect to Hazardous Substances on, released from or emanating from any part of the Real Estate. Buyer shall give Sellers prior or simultaneous notice of such notification.

There are no underground storage tanks on any portion of the Real Estate, and the Real Estate is free of dangerous levels of naturally emitted radon. To the "best knowledge" of Sellers, no portion of the Real Estate has ever been used as a landfill. Seller has furnished to Buyer a copy of any environmental audit, study, report or other analysis on the Real Estate, which Seller or its Affiliates obtained or were furnished.

    SECTION TWELVE: MISCELLANEOUS REPRESENTATIONS CONCERNING THE REAL ESTATE

No part of the Real Estate is currently subject to condemnation proceedings, and, to the best knowledge of Seller and Shareholder, no condemnation or taking is threatened or contemplated. There are no public improvements that may result in special assessments against or otherwise affect the Real Estate. There are no facts known to either Seller or Shareholder that would adversely affect the possession, use or occupancy of the Real Estate.

Complete copies of all appraisals, mechanical and structural studies or reports or assessments, engineering plans, architectural drawings, soil studies, surveys and other documents which have been prepared by or at the direction of Seller or Shareholder within the last five years relating to any of the assets of the Corporation will be provided at Closing.

All utilities serving the Real Estate are adequate to operate the Real Estate in the manner it is currently operated and all utility lines, pipes, hook-ups and wires serving the Real Estate are located within recorded easements for the benefit of the Real Estate. There are no encroachments upon the Real Estate and no encroachment of any improvements to the Real Estate onto adjacent property. None of the improvements to the Real Estate violate setback, building or sidelines, nor do they encroach on any easements located on the Real Estate.

All potable and industrial water and all gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Estate and the facilities of the Business are installed and operating and are sufficient to enable the Real Estate and the facilities of the Business to continue to be used and operated in the manner currently being used and operated, and any so-called hook-up fees or other associated charges accrued to date have been fully paid. Seller has received no written recommendation from any insurer to repair or replace any of the Assets with which Seller has not complied.

Neither Seller nor Shareholder has received notice of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to the Medicare and Medicaid programs, Food and Drug Administration, Drug Enforcement Administration, state controlled substance agencies and boards of pharmacy, environmental protection, civil rights, public health and safety and occupational health). There are no lawsuits, proceedings, actions, arbitration, governmental investigations, claims, inquiries or proceedings pending or, to the best knowledge of Sellers, threatened involving Sellers, the Corporation or any assets of the Corporation.

                   SECTION THIRTEEN: EMPLOYEES OF CORPORATION

EXHIBIT  "M"  hereto  sets forth: (a) a complete list of all of the Corporation'
------------
employees,  and  rates of pay, (b) true and correct copies of any and all fringe
--
benefits and personnel policies, (c) the employment dates and job titles of each such person, and (d) categorization of each such person as a full-time or part-time employee of the Corporation. For purposes of this paragraph, "part-time employee" means an employee who is employed for an average of fewer than twenty hours (20) per week or who has been employed for fewer than six of the twelve (12) months preceding the date on which notice is required pursuant to the "Worker Adjustment and Retraining Notification Act" ("WARN"), 29 U.S.C. Sec.2102 et seq. Except as provided in Exhibit 4.11, Seller has no employment
          --  ---                         ------------
agreements with its employees and all such employees are employed on an at "at will" basis. Exhibit 4.15 also lists all ex-employees of Corporation utilizing
               ------------
or eligible to utilize COBRA (health insurance). The Sellers will terminate all of its employees at Closing, and Sellers agree, jointly and severally, to indemnify and hold Buyer harmless, from and against any and all claims of the Corporation's employees relating to their employment through Closing and such termination, whenever made. Other than Assumed Liabilities, the parties expressly agree that Sellers shall retain responsibility for and fully and timely pay all salaries and wages, related payroll taxes and all sick leave, holiday, vacation benefits, retirement and other fringe benefits that have accrued to its employees through the date of Closing, including related payroll taxes. Sellers shall use its best efforts to retain its employees in their current positions up to Closing.

The Corporation are not a party to any labor contract, collective bargaining agreement, contract, letter of understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates the Corporation to compensate their employees at prevailing rates or union scale, nor are any of its employees represented by any labor union or organization. There is no pending or, to the best knowledge of Sellers, threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between Sellers and any present or former employee(s) of the Corporation There is no pending or, to the best knowledge of Sellers, threatened suit, action, investigation or claim between Sellers and any present or former employee(s) of the Corporation. There has not been any labor union organizing activity at any location of the Corporation, or elsewhere, with respect to the Corporation' employees within the last three years.

                SECTION FOURTEEN: COMPLIANCE WITH HEALTHCARE LAWS

Compliance  with  Healthcare Laws and Other Laws.  The Corporation have not made
------------------------------------------------
any kickback, bribe or payment to any person or entity, directly or indirectly, for referring, recommending or arranging business or patients with, to or for Corporation which action could have a material adverse effect on the business or the Corporation. No bulk sales or similar statute will adversely affect the transactions contemplated under this Agreement. The transactions contemplated under this Agreement comply with any applicable state antitrust or similar laws. None of the Leases and Contracts and no activity of the Corporation violate
Section 1877 of the Social Security Act or any similar provision of applicable state law in any material respect. None of the Leases and Contracts and no activity of the Corporation violate provisions of applicable state law relating to the corporate practice of medicine in any material respect. The Corporation are in compliance (without obtaining waivers, variances or extensions) with, all federal, state and local laws, rules and regulations which relate to the operations of the business of the Corporation, except where the failure to be in compliance could not have a material adverse effect on such business. All healthcare, tax and other returns, reports, plans and filings of any nature required to be filed by Corporation with any federal, state or local governmental authorities and any third party payors have been properly completed, except where the failure to be so completed or filed could not have a material adverse effect on the business of the Corporation, and timely filed in compliance with all applicable requirements. Each return, report, plan and filling contains no materially untrue or misleading statements and does not omit anything which would cause it to be misleading or inaccurate in any material respect. Sellers shall retain and be responsible, for any liability incurred, and Sellers shall be entitled to receive any refund or other benefit which may result from the same in connection with any such return, report, plan and filing.

                             SECTION FIFTEEN: TAXES

The Corporation have filed all federal, state and local tax returns and tax reports required by such authorities to be filed at or prior to Closing. The Corporation have paid all taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due at or prior to Closing (including, without limitation, taxes on properties, income, franchises, licenses, sales and payrolls) by any federal, state or local authority. Additionally, the reserves for taxes reflected in the Financial Statements are adequate to cover all tax liabilities accrued, whenever payable. There has never been and is not now pending a tax examination or audit of, nor any action, suit, investigation or claim asserted or, to the best knowledge of Sellers, threatened against the Corporation by any federal, state or local authority; and Corporation have not been granted any extension of the limitation period applicable to any tax claims.
Tax  Returns;  Taxes.  Seller has filed all federal, state and local tax returns
--------------------
and tax reports required by such authorities to be filed at or prior to Closing. Seller has paid all taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due at or prior to Closing (including, without limitation, taxes on properties, income, franchises, licenses, sales and payrolls) by any federal, state or local authority. Additionally, the reserves for taxes reflected in the Financial Statements are adequate to cover all tax liabilities accrued, whenever payable. There has never been and is not now pending a tax examination or audit of, nor any action, suit, investigation or claim asserted or, to the best knowledge of Seller and Shareholder, threatened against Seller by any federal, state or local authority; and Seller has not been granted any extension of the limitation period applicable to any tax claims.

            SECTION SIXTEEN: REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Seller and Shareholder, which representations and warranties shall be true and correct on the date hereof and on the date of Closing, as follows:

Organization,  Qualification  and  Authority.  Buyer  is  a  corporation  duly
--------------------------------------------
organized, validly existing and in good standing under the laws of the State of Utah. Buyer has the full corporate power and corporate authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Buyer has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer has been duly authorized by all necessary corporate action on the part of Buyer. No other action on the part of Buyer or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement, and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, shall constitute the valid binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

Agreement and all other agreements and documents executed in connection herewith by Buyer will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets (except in the ordinary course pursuant to Buyer's existing credit agreement) under: (a) any term or provision of the

Certificate of Incorporation or Bylaws of Buyer; (b) any contract, lease, agreement, indenture, mortgage, pledge, assignment, permit, license, approval or other commitment to which Buyer is a party or by which Buyer is bound; (c) any judgment, decree, order, regulation or rule of any court or regulatory authority, or (d) any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority or arbitration tribunal to which Buyer is subject.

                 SECTION SEVENTEEN: SELLERS' CONDITIONS TO CLOSE

The obligations of Sellers under this Agreement are subject to the satisfaction on or prior to Closing, of the following conditions (which may be waived in writing by Seller or Shareholder in whole or in part):
Representations  and Warranties True at Closing; Compliance with Agreement.  The
--------------------------------------------------------------------------
representations and warranties of Buyer contained in this Agreement (including the Exhibits and attachments hereto) or in any certificate or document delivered to Seller pursuant hereto, shall be deemed to have been made again at the Closing and shall then be true in all respects; and Buyer shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

No  Action/Proceeding.  No  action  or  proceeding  before  a court or any other
---------------------
governmental agency or body shall have been instituted or threatened to restrain
-----
or prohibit the transactions hereunder contemplated, and no governmental agency or body or other entity shall have taken any other action or made any request of Seller or Buyer as a result of which Seller reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law. If applicable, the waiting periods specified under the Antitrust Improvements Act with respect to the transactions contemplated under this Agreement will have lapsed or been terminated.

Order  Prohibiting  Transaction.  No order shall have been entered in any action
-------------------------------
or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of (a) making the transactions contemplated under this Agreement illegal, or (b) otherwise preventing consummation of such transactions. There shall have been no United States federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably, directly or indirectly, result in any of the consequences referred to in this paragraph.

                  SECTION EIGHTEEN: BUYER'S CONDITIONS TO CLOSE

The obligations of Buyer under this Agreement are subject to the satisfaction, on or prior to Closing, of the following conditions (which may be waived in writing by Buyer in whole or in part):

Representations  and Warranties True at Closing; Compliance with Agreement.  The
--------------------------------------------------------------------------
representations and warranties of Seller and Shareholder contained in this Agreement (including the Exhibits and attachments hereto) or in any certificate or document delivered to Buyer in connection herewith, shall be deemed to have been made again at the Closing and shall then be true in all respects; and Seller and Shareholder shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at Closing.

Regulatory  Approvals.  Buyer  shall  have  obtained  (a)  certification  for
---------------------
participation in the Medicaid Programs of the states where the Business is conducted, (b) certification from the appropriate agency of the federal government for participation in the federal Medicare Program, and (c) all other consents, licenses, registrations, permits, approvals, provider contracts, necessary in the judgment of Buyer to acquire and operate the Assets and Business as contemplated hereunder. Buyer has the sole an absolute right to waive this condition prior to the Closing.

No  Action/Proceeding.  No  action  or  proceeding  before  a court or any other
---------------------
governmental agency or body shall have been instituted or threatened to restrain or prohibit the transaction hereunder contemplated, and no governmental agency or body or other entity shall have taken any other action or made any request of Seller or Buyer as a result of which Buyer reasonably and in good faith deems that to proceed with the transactions hereunder may constitute a violation of law. If applicable, the waiting periods specified under the Antitrust Improvements Act with respect to the transactions contemplated under this Agreement shall have lapsed or been terminated.

Inspection  of  assets;  UCC  Searches, etc. Buyer and its representatives shall
-------------------------------------------
have had and continue to have reasonable rights of inspection of the Assets in connection with Buyer's due diligence review, and the results of Buyer's inspection and due diligence review shall be acceptable to it. Seller shall have delivered to Buyer, at Seller's expense, all UCC financing statements and title searches, local and central, including fixtures, and federal and state pending litigation, tax lien and judgment searches, with respect to Seller, the Assets and the Business, including all "DBA's," tradenames and fictitious names of Seller, dated no more than ten (10) days prior to Closing, with results satisfactory to Buyer.

Order  Prohibiting  Transaction.  No order shall have been entered in any action
-------------------------------
or proceeding before any court or governmental agency, and no preliminary or permanent injunction by any court shall have been issued which would have the effect of (a) making the transactions contemplated under this Agreement illegal,
(b) otherwise preventing consummation of such transactions, or (c) imposing material limitations on the ability of Buyer effectively to acquire and hold Assets, to operate the Business, or, in any case, to exercise rights of ownership pursuant thereto. There shall have been no federal or state statute, rule or regulations enacted or promulgated after the date of this Agreement that would reasonably result, directly or indirectly, in any of the consequences referred to in this paragraph.

Consulting Agreement.  Randall A. McElheney has agreed to act as a consultant to
--------------------
Buyer after the Closing pursuant to the terms and conditions acceptable to Buyer.

Third  Party  Consents.  Seller  shall  provide  to  Buyer  all  consents  and
----------------------
authorizations of governmental agencies and other third parties believed by Buyer to be necessary or advisable for the legal and proper consummation of all agreements and transactions contemplated within this Agreement, each in form and substance acceptable to Buyer.

Approval  of  Board  of  Directors.  This  Agreement  and  consummation  of  the
----------------------------------
transactions contemplated hereunder shall have been approved by the Board of Directors of Buyer.

       SECTION NINETEEN:  OBLIGATIONS OF SELLER AND SHAREHOLDER AT CLOSING


At Closing, Sellers shall deliver or cause to be delivered to Buyer the following in form and substance reasonably satisfactory to Buyer:

Documents  Relating  to  Title.  Seller  shall execute, acknowledge, deliver and
------------------------------
cause to be executed, acknowledged and delivered to Buyer: (i) A Bill of Sale, in form and substance satisfactory to Buyer, warranting and conveying to Buyer good, valid and marketable title to all Assets, free and clear of all liens, mortgages, pledges, encumbrances, security interests, covenants, easements, rights of way, equities, options, rights of first refusal restrictions, special tax or governmental assessments, defects in title, encroachments and other burdens, except for the Assumed Leases, Contracts and Liabilities; (ii) Certificates of title to all vehicles that constitute Assets endorsed by Seller together with completed originals of any forms required by all applicable states to transfer the same, free and clear of all liens, except for the Assumed Leases, Contracts and Liabilities; and (iii) an effective and enforceable assignment to Buyer of each Lease and Contract which Buyer has agreed to assume.

Possession.  Seller  shall  deliver  to Buyer full possession and control of the
----------
Business  and  Assets.

Opinion of Counsel.  Seller and Shareholder shall deliver to Buyer the favorable
------------------
opinion of counsel for Seller and Shareholder, dated as of Closing, in the form acceptable to Buyer.

Corporate Good Standing and Corporate Resolutions.  Seller and Shareholder shall
-------------------------------------------------
deliver to Buyer certificates of good standing from the Secretary of State of Mississippi, certified copies of the Bylaws and Charter of Seller (all dated the most recent practical date prior to Closing), certified copies of the resolutions of the Board of Directors and Shareholder of Seller authorizing the execution, delivery and consummation of this Agreement and the execution, delivery and consummation of all other agreements and documents executed in connection herewith by them, including all deeds, bills of sale and other instruments required hereunder, sufficient in form and content to meet the requirements of the law of the state of Seller's incorporation relevant to such transactions and certified by officers of Seller to be validly adopted and in full force and effect and unamended as of Closing.

Third  Party  Consents.  Seller shall deliver to Buyer, all consents, estoppels,
----------------------
approvals and authorizations of governmental agencies and other third parties that Buyer believes are necessary or advisable for the legal and proper execution, delivery and consummation of this Agreement, and the transactions contemplated hereby, including, without limitation, those consents necessary for the assignment of Leases and Contracts pursuant to this Agreement.

Taxes  and  Other Payments.  Seller shall deliver to Buyer: (i) a certificate of
--------------------------
non-foreign status signed by the appropriate party and sufficient in form and substance to relieve Buyer of all withholding obligations under Section 1445 of the Code, and (ii) executed releases of all mortgages, security interests, liens, pledges, restrictions or other encumbrances on or applicable to the Assets, except those encumbrances permitted under paragraph 9.10.

Insurance.  Seller  shall deliver evidence of its current insurance coverage, as
---------
described  in  Section  4.17.

Additionally  Requested  Documents;  Post Closing Assistance.  At the reasonable
------------------------------------------------------------
request of Buyer at Closing and at any time or from time to time thereafter, Seller and Shareholder shall cooperate with Buyer to put Buyer in actual possession and operating control of the Assets and Business, execute and deliver such further instruments of sale, conveyance, transfer and assignment, as Buyer may reasonably request in order to effectively sell, convey, transfer and assign the Assets and Business to Buyer, to execute and deliver such further instruments and to take such other actions as Buyer may reasonably request to release Buyer from all obligation and liability with regard to any obligation or liability retained by Seller and/or Shareholder and to execute and deliver such further instruments and to cooperate with Buyer as Buyer may reasonably request or to enable Buyer to obtain all necessary health care or regulatory certifications, approvals, registrations, consents and licenses, accreditation or permits.

                 SECTION TWENTY: OBLIGATIONS OF BUYER AT CLOSING

At Closing, Buyer shall deliver or cause to be delivered to Seller the following in a form and substance reasonably satisfactory to Seller:

Purchase  Price.  Buyer  shall  make available to Seller the Purchase Price upon
---------------
the  terms  specified  in  this  Agreement.

Assumption  of  Liabilities.  Buyer  shall  covenant to fully perform and comply
---------------------------
with all of the Assumed Leases, Contracts and Liabilities, subject to the provisions of this Agreement, after Closing.

Corporate  Good Standing and Board Resolutions.  Buyer shall deliver to Seller a
----------------------------------------------
certificate of good standing from the Secretary of State of Utah, dated the most recent practical date prior to Closing, together with a certified copy of the resolutions of the Board of Directors of Buyer approving this Agreement and the consummation of the transactions hereunder contemplated.

                    SECTION TWENTY-ONE: CONTINUING WARRANTIES

The warranties and representations in this Agreement shall be continuous and shall survive the delivery by Sellers and the receipt by Buyer of the common stock to be sold for a period of two years after the Closing.

                          SECTION TWENTY-TWO: INDEMNITY

Without in any way limiting or diminishing the warranties, representations, or covenants contained in this agreement, or the rights or remedies available to Buyer for the breach of this agreement, except for Assumed Leases, Contracts and Liabilities, the Sellers agree to hold Buyer harmless from and against all loss, liability, damages, or expenses, in excess of the Accounts Payable Stated Amount and the Closing Cash-On-Hand, arising out of any claims, demands, penalties, fines, taxes, or other loss resulting directly or indirectly from the assertion against the corporation of claims by any government, corporation, partnership, entity, or person arising before the Closing Date and not fully disclosed in or not specifically excepted by the provisions of this Agreement, and such indemnification to include:

A. The payment in full of any and all federal, state, county, or local municipal taxes or assessments owed and due and payable at the Closing by the Corporation that arise and were due prior to the Closing. Such tax obligations
                                     -----
payable shall include, but not limited to, employee withholding tax obligations (including both employee and employer obligations), sales taxes, property taxes, personal property taxes, or personal property assessments.

B. Except as provided in Section 6(B) herein and the Assumed Leases, Contracts and Leases, the Sellers shall be liable to the Buyers for any and all liabilities incurred by the Corporation prior to Closing or that become obligations of the Corporation as a result of any pending or actual litigation, lawsuits, claims or disputes, judgments, or settlements of claims pending against the Corporation prior to Closing to the extent such action(s) raise a claim or claims against or create a financial obligation upon either Stock or the assets of Corporation. Such claims shall include but not be limited to any and all claims made upon the Corporation as a result of the failure of the Corporation to have timely paid wages, salaries and benefits including, without limitation, COBRA and WARN obligations, sick pay and accrued vacation not expressly assumed by Buyer pursuant to Exhibit I attached hereto ("Assumed Employee Obligations"), and other accrued employee benefits including rights of Sellers' retirees to participate in Sellers' medical plans; all impositions of income tax and other taxes, including, without limitation, payroll related taxes; contract obligations, vendor contracts, Medicare and/or Medicaid offsets or claims, and/or any other obligations (including penalties) prior to the Closing.

C. The Buyers shall provide reasonable notice to the Sellers of any such claims, litigation, lawsuits or disputes (the "Claims") and the Sellers shall have the right to be represented by counsel and to defend against such Claims. The Buyers shall not settle any Claims without first obtaining the consent of the Sellers to such settlement, with such consent shall not be unreasonable withheld.

           SECTION TWENTY-THREE: WAIVER OF STOCK TRANSFER RESTRICTIONS

Sellers waive all preemptive rights and restrictions on the sale and transfer of the common stock sold under this Agreement and agree to hold Buyer harmless from and against all liabilities, loss, damages, or claims arising directly or indirectly from Buyer's failure to obtain absolute, entire, and unconditional ownership of the common stock of the Corporation, free and clear of all restrictions, liens, charges, and encumbrances.

                 SECTION TWENTY-FOUR: DISSOLUTION OF CORPORATION

If it is determined by Buyer that it is to its advantage to liquidate and dissolve Rx Solutions, Inc., Sellers specifically consent in advance to the dissolution of the Corporation by Buyer. It is agreed by the parties that tax considerations and their consequences materially affect Buyer, Sellers, and Corporation. It is further agreed that in the even Buyer liquidates and dissolves the Corporation, any income tax or State corporate tax incurred by the Corporation caused by the dissolution shall be the obligation of Buyer.

                     SECTION TWENTY-FIVE: PERSONAL PROPERTY

Except for the personal property described on EXHIBIT "D" and the liens thereon,
                                              ----------
all personal property of the corporation, including inventory, shall be free from any claim, lien, or demand.

                           SECTION TWENTY-SIX: NOTICES

Any notices to be given under this Agreement may be served on the parties personally or served by registered or certified mail, addressed to the parties and delivered to the escrow agent, if applicable. It shall be the responsibility of the individual parties to this agreement to furnish the escrow agent with their addresses and any change in the addresses. In the event of the failure of any party to do so, the escrow agent shall be entitled to rely on the following addresses as the addresses for forwarding any notice:


     To  Buyer:      American  Hospital  Resources,  Inc.
                     1912  West  Bay  Crest
                     Santa  Ana,  CA  92704
                     Attn:  Christopher  A.  Wheeler

     To  Seller:     Danny  Myers
                     5315  Old  Highway  11,  Suite  #4
                     Hattiesburg,  MS  39402

     Copies  to:     Robert  Lang
                     5315  Old  Highway  11,  Suite  #4
                     Hattiesburg,  MS  39402


                       SECTION TWENTY-SEVEN: BROKER'S FEE

It is understood by the parties that neither Buyer nor Sellers shall not be liable for any broker's fees for any person who has contacted and worked with the other but instead any such fee for any such person shall be the obligation of the applicable party.

             SECTION TWENTY-EIGHT: CONTROLLING LAW AND ATTORNEY FEES

The laws of the State of Utah shall govern this Agreement. Any dispute that may arise between the parties as a result of this Agreement shall be submitted to binding arbitration in Salt Lake City, Utah with the full right of discovery. All costs of such arbitration, including attorneys' fees, shall be awarded to and recoverable by the prevailing party.

              SECTION TWENTY-NINE: BINDING EFFECT AND COUNTERPARTS

Except as otherwise provided, this Agreement shall be binding on and inure to the benefit of, and be enforceable by, the heirs, assigns, and legal representatives of the parties, provided that no assignment of this Agreement or any interest in it shall be valid without the prior written consent of Sellers.

The parties agree herein that this Agreement or any documents required for the Closing can be executed in counterparts and that facsimile signatures will be acceptable for Closing until such original documents can be circulated and all signatures can be obtained. Buyer and Shareholders have executed this agreement as indicated herein below.

Agreed  and  accepted  this  8th  day  of  May  2003.

"Buyer"
American  Hospital  Resources,  Inc.



/s/Christopher  A.  Wheeler
---------------------------
Christopher  A.  Wheeler
Chief  Executive  Officer


"Shareholders"



/s/Danny  Myers
----------------
Danny  Myers

/s/Robert  Lang
---------------
Robert  Lang

SCHEDULE  OF  EXHIBITS
----------------------



Exhibit  "A":     Description  of  Business  of  Corporation

Exhibit  "B":     Form  of  Buyer's  Purchase  Note

Exhibit  "C":     List  and  Description  of  Insurance  Policies

Exhibit  "D":     List  of  Equipment  and  Furniture

Exhibit  "E":     Schedule  of  Inventory

Exhibit  "F":     Schedule  of  Accounts  and  Notes  Receivable

Exhibit  "G":     Excluded  Assets:

Exhibit  "H":     Listing  and  Copies  of  Stock  Certificates  of Shareholders

Exhibit  "I":     Financial  Statements  of  the  Corporation

Exhibit  "J":     Medicaid  and  Medicare  Provider  Agreements

Exhibit  "K":     Third  Party  Insurance  Contracts

Exhibit  "L":     Copies  of  Contracts  and  Leases  to  be Assumed by Buyer at
Closing

Exhibit  "M":     Employee  Lists

Exhibit  "N":     Deleted

Exhibit  "O":     Short-term  Note